BUSINESS ADDRESS:

STREET 1: 14255 49TH STREET NORTH BLDG I

CITY: CLEARWATER

STATE: FL

ZIP: 33762

BUSINESS PHONE: 7275192000

MAIL ADDRESS:

STREET 1: 14255 49TH STREET NORTH, BLDG I

CITY: CLEARWATER

STATE: FL

ZIP: 33762

STATEMENT FOR MONTH/YEAR: JUNE 2001

COMPANY DATA:

COMPANY CONFORMED NAME: WILLIAM P FOLEY II

CENTRAL INDEX KEY: 0000903213

STANDARD INDUSTRIAL CLASSIFICATION:

RELATIONSHIP: DIRECTOR

FILING VALUES:

FORM TYPE: 4

BUSINESS ADDRESS:

STREET 1: 14255 49TH STREET NORTH

STREET 2: BUILDING 1

CITY: CLEARWATER

STATE: FL

ZIP: 33762

MAIL ADDRESS:

STREET 1: 4181 CRESCIENTE DRIVE

CITY: SANTA BARBARA

STATE: CA

ZIP: 93110

Table I Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
Title of Non-Derivative Security	Transaction Date	Transaction Code	Security Amount	Securities Acquired/ Disposed (A/D)	Securities Price	Amount Beneficially Owned at End of the Month	Ownership Direct or Indirect	Nature of Indirect Beneficial Ownership
Common Stock
	06/13/01	P	11,500	A	$1.9375		D
Common Stock
	06/21/01	P	41,100	A	$1.9375		D
Common Stock
	06/25/01	P	37,625	A	$1.9375		D
Common Stock
	06/01/01	S	8,000	D	$5.7000		D
Common Stock
	06/06/01	S	500	D	$5.7000		D
Common Stock
	06/14/01	S	4,000	D	$5.5650		D
Common Stock
	06/15/01	S	10,000	D	$5.5525		D
Common Stock
	06/18/01	S	16,600	D	$5.5446		D
Common Stock
	06/19/01	S	10,000	D	$5.5000		D
Common Stock
	06/20/01	S	5,200	D	$5.5000		D
Common Stock
	06/21/01	S	4,800	D	$5.5000		D
Common Stock
	06/22/01	S	27,625	D	$5.5147		D

Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
Title of Derivative Security	Conversion or Exercise Price	Transaction Date
Transaction Code
				Securities Acquired/ Disposed	Date Exercisable	Expiration Date	Title	Number of Shares
Price of Security

Number Beneficially Owned End of Month
										Ownership Direct or Indirect	Nature of Indirect Beneficial Ownership
Stock Options (Right to Buy)	$1.9375	06/13/01	P	D	04/10/00	04/10/10	C	11,500		D
Stock Options (Right to Buy)	$1.9375	06/21/01	P	D	04/10/00	04/10/10	C	41,100		D
Stock Options (Right to Buy)	$1.9375	06/25/01	P	D	04/10/00	04/10/10	C	37,625	131,199	D

Explanation of Responses:

______________________________________________ ______________

Signature of Reporting Person Date